UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2023

PASSAGE BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39231	82-2729751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 39th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(267) 866-0311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	PASG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer and Chief Technical Officer

On July 19, 2023, Passage Bio, Inc. (the “Company”) announced an organizational redesign intended to better align the Company’s resources with its previously announced focused research and development strategy and further extend its cash runway. In connection with this organizational redesign, as further described below, Simona King, the Company’s Chief Financial Officer, and Alex Fotopoulos, the Company’s Chief Technical Officer, will separate from the Company, effective on or about July 28, 2023. Each of Ms. King and Mr. Fotopoulos have entered into separation agreements with the Company substantially consistent with their respective employment agreements for a termination without “cause”, as further described in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on April 14, 2023. The Company also expects to enter into a consulting agreement with Mr. Fotopoulos to continue to provide certain services to the Company through July 28, 2024.

Appointment of Interim Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer

On July 15, 2023, Kathleen Borthwick, the current Vice President, Finance of the Company was appointed to serve as Senior Vice President and Interim Chief Financial Officer, effective on or about July 28, 2023 (the “Commencement Date”). In this role, Ms. Borthwick will assume the responsibilities of the Company’s Principal Financial Officer and Principal Accounting Officer.

Ms. Borthwick, age 47, will serve as our Senior Vice President and Interim Chief Financial Officer effective July 28, 2023. From November 2021 to July 2023, Ms. Borthwick served as our Vice President of Finance. From June 1997 to October 2021, Ms. Borthwick served in various leadership roles of increasing responsibility at Johnson & Johnson. During her tenure at Johnson & Johnson, she worked in Finance in support of Research & Development, Manufacturing, Business Development, Treasury and commercial operations for global Pharmaceutical and Medical Technology business segments. Ms. Borthwick earned her B.S. in Economics with concentrations in Accounting and Health Care Management at the Wharton School of University of Pennsylvania, and her M.B.A. from the Tuck School of Business at Dartmouth College.

In connection with Ms. Borthwick’s appointment as Senior Vice President and Interim Chief Financial Officer, Ms. Borthwick will (i) receive an annual base salary of $382,000, (ii) receive a stipend of $2,000 per month for the duration of Ms. Borthwick’s service to the Company as Interim Chief Financial Officer, (iii) be eligible to receive a target bonus of up to 35% of such base salary and stipend, which bonus shall be achievable in accordance with targets established by the Company’s Board of Directors, and (iv) receive stock options to purchase up to 20,000 shares of the Company’s common stock (“Common Stock”) at an exercise price equal to the closing sale price of the common stock on the date of grant, as reported by the Nasdaq Global Select Market, which will vest as to 1/4th of the shares on the date that is one year following the Commencement Date and 1/48th of the shares monthly thereafter until fully vested, subject to her continued service to the Company.

Prior to the Commencement Date, the Company will enter into its standard form of indemnification agreement with Ms. Borthwick. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 3, 2020 and incorporated by reference herein.

There are no arrangements or understandings between Ms. Borthwick and any other persons, pursuant to which she was appointed as Senior Vice President and Interim Chief Financial Officer. There are also no family relationships between Ms. Borthwick and any director or executive officer of the Company, nor does Ms. Borthwick have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On July 19, 2023, the Company announced an organizational redesign intended to better align the Company’s resources with its previously announced focused research and development strategy and further extend its cash runway. The Company will decrease operating expenses through ongoing cash management initiatives and by reducing the workforce by approximately 26% percent, primarily in its CMC group. As a result, the Company now expects that its existing cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2025, beyond multiple expected milestones for its ongoing clinical programs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSAGE BIO, INC.

Date: July 20, 2023	By:	/s/ William Chou
William Chou, MD
President and Chief Executive Officer